UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 29, 2006

TRANSMONTAIGNE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32505	34-2037221
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1670 Broadway, Suite 3100, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-626-8200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

Facilities Sale Agreement

On December 29, 2006, TransMontaigne Partners L.P. entered into, and consummated the transactions contemplated by, a Facilities Sale Agreement (the “Purchase Agreement”) with a wholly owned subsidiary of TransMontaigne Inc. (“TMG”).  In accordance with the terms of the Purchase Agreement, we acquired TMG’s terminal facilities at Brownsville, Texas (the “Brownsville Facilities”) and 12 of TMG’s refined petroleum products terminals located along the Mississippi and Ohio Rivers (the “River Facilities”) for an aggregate purchase price of $135 million.  The Brownsville Facilities have a storage capacity of approximately 2.2 million barrels, including a liquefied petroleum gas terminaling facility with storage capacity of approximately 17,000 barrels.  The River Facilities have an aggregate storage capacity of approximately 3.3 million barrels, and include a dock facility at Baton Rouge, LA.  We refer to the Brownsville Facilities and the River Facilities, together with the associated improvements, personal property, leases, easements, licenses and permits that were included in the assets acquired pursuant to the Purchase Agreement, collectively as the “Terminal Facilities”.  We financed the acquisition of the Terminal Facilities through additional borrowings under our Amended and Restated Senior Secured Credit Facility, discussed below under “—Senior Secured Credit Facility.”  The purchase price was approved by the conflicts committee of the board of directors of our general partner.  In approving the transaction, the conflicts committee considered the written opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of the date of the opinion and based upon and subject to the matters set forth in the opinion, the purchase price to be paid for the Terminal Facilities in the transaction was fair, from a financial point of view, to TransMontaigne Partners L.P.

TMG has agreed to indemnify us through December 31, 2011, against certain potential environmental liabilities associated with the operation of the Terminal Facilities that occurred on or prior to December 31, 2006.  Our environmental losses must first exceed $250,000 and TMG’s indemnification obligations are capped at $15 million, which cap amount does not apply to any environmental liabilities known to exist as of December 31, 2006.  In addition to the environmental indemnification obligations, TMG has agreed to indemnify us for any losses attributable to any breach of its representations, warranties or covenants, any retained liabilities, or any excluded assets and we have agreed to indemnify TMG for any losses attributable to any breach of our representations, warranties or covenants or the post-closing operations of the Terminal Facilities, including any environmental liabilities occurring after December 31, 2006, to the extent not subject to TMG’s indemnification obligations.  In each case, indemnifiable losses must first exceed $100,000 and the total indemnification by a party is generally limited to $15 million.

Concurrently with the execution of the Purchase Agreement, we executed an amendment to the omnibus agreement to increase the administrative fee payable to TMG from $3.4 million to $6.9 million.  The increase in the administrative fee reflects an allocation of the additional costs expected to be incurred by TMG for providing management, legal, accounting and tax services for the Terminal Facilities on our behalf.  In addition we entered into a terminaling services agreement with TMG, under which TMG has agreed to provided terminaling services for natural gas liquids (propane) at the Brownsville Facilities under substantially the same terms as it provides terminaling services to our other petroleum product terminals.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 2.1 to this report, and incorporated herein by reference.

Senior Secured Credit Facility

On December 22, 2006, our wholly owned subsidiary, TransMontaigne Operating Company L.P.,  Inc. (“Borrower”), entered into a $225 million Amended and Restated Senior Secured Credit Facility (the “Credit Facility”), by and among Borrower, Wachovia Capital Markets, LLC as sole lead arranger, manager and book-runner, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, BNP Paribas and Société Générale, as the documentation agents, Wachovia Bank, National Association, as administrative agent (the “Agent”), and certain other lenders a party thereto.  The Credit Facility amends, restates and supersedes our existing $75 million Senior Secured Credit Facility (the “Prior Credit Facility”).  The Credit Facility is composed of a $75 million term loan facility and a $150 million revolving credit facility.  At our request, the term loan commitment or the revolving loan commitment can be increased up to an additional $50.0 million, in the aggregate, without the approval of the lenders, but subject to the approval of the Agent and the receipt of additional commitments from one or more lenders.  The Credit Facility will be used to finance the acquisition of the Terminal Facilities as discussed above, future permitted acquisitions, and working capital requirements.

After giving effect to the borrowings used to pay the purchase price of the Terminal Facilities, on December 29, 2006, we had approximately $190 million of borrowings outstanding under the Credit Facility, consisting of $75 million in term loans and approximately $115 million in revolving loans.

We may elect to have revolving loans under the Credit Facility bear interest either (1) at a rate of LIBOR plus a margin ranging from 1.50% to 2.50% depending on the total leverage ratio as then in effect, or (2) at a base rate equal to the greater of (a) the federal funds rate plus 0.5% or (b) the prime rate.  In addition, we will pay a commitment fee ranging from 0.30% to 0.50% per annum on the total amount of the unused commitments, depending on the total leverage ratio as then in effect.

The principal balance of outstanding borrowings and any accrued and unpaid interest will be due and payable in full on the maturity date, December 22, 2011, or the date on which all of the lenders’ commitments are terminated, if earlier.  In addition, upon the occurrence of certain events of default, and subject to the passage of time or cure periods under certain circumstances, the lenders may accelerate and declare all or a portion of the obligations under the Credit Facility to be immediately due and payable.  The principal balance of outstanding borrowings may be prepaid at any time without penalty.  Until such time as the maximum total leverage ratio is less than 4.0 times EBITDA (as defined below), the net proceeds from the issuances of equity shall be used to repay outstanding borrowings under the Credit Facility.  Otherwise, there is no scheduled amortization of, or mandatory prepayments required under, the Credit Facility.

Our obligations under the Credit Facility are secured by a first priority security interest in favor of the Agent for the benefit of the lenders, in on our assets, including cash, accounts receivable, inventory, general intangibles, investment property, contract rights and real property.  Our operating subsidiaries, other than Borrower, entered into a full recourse guarantee agreement to secure the obligations of Borrower under the Credit Facility.  In addition, we entered into a limited recourse guarantee agreement, under which our guarantee of Borrower’s obligations is limited to our ownership interest in our subsidiaries, which ownership interests we have pledged to Agent as security for Borrower’s obligations under the Credit Facility.

The Credit Facility contains customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including monetary defaults, covenant defaults, cross defaults and bankruptcy events).  The primary financial covenants contained in the Credit Facility are (1) a maximum total leverage ratio test, with total debt not to exceed 5.75 times earnings before interest, taxes, depreciation and amortization (“EBITDA”) through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65 million, and not to exceed 4.5 times thereafter, (2) a senior secured leverage ratio test, with senior secured debt not to exceed 5.75 times EBITDA through the earlier of September 30, 2007 or the completion of a new equity offering of not less than $65 million, and not to exceed 4.0 times thereafter, and (3) a minimum interest coverage ratio test, with EBITDA not to be less than 2.25 times interest through September 30, 2007, then 2.5 times through December 31, 2007, and not less than 2.75 times thereafter.  The terms of the Credit Facility include covenants that restrict our ability to make cash distributions and acquisitions.

The description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Facility filed as Exhibit 10.2 to this report, and incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 under the heading “Facilities Sale Agreement” is incorporated by reference into this Item 2.01.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.  Other Events.

On December 29, 2006, TransMontaigne Partners L.P. issued a press release disclosing certain of the events set forth in this report.  The press release is filed as exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)           Financial Statements of Business Acquired.

Financial statements for the Terminal Facilities acquired and noted in Item 2.01 of this report are not available at this time and will be filed by amendment as soon as practicable, but not later than March 20, 2007.

(b)           Pro Forma Financial Information.

Pro forma financial information of the registrant reflecting the Terminal Facilities acquired and noted in Item 2.01 of this report is not available at this time and will be filed by amendment as soon as practicable, but not later than March 20, 2007.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

2.1	Facilities Sale Agreement, dated as of December 29, 2006, by and between TransMontaigne Product Services Inc. and TransMontaigne Partners L.P.

10.1	Third Amendment to Omnibus Agreement, dated as of December 29, 2006, by and among TransMontaigne Inc, TransMontaigne GP L.L.C., TransMontaigne Partners L.P., TransMontaigne Partners L.P., TransMontaigne Operating GP L.L.C. and TransMontaigne Operating Company L.P.

10.2

Amended and Restated Senior Secured Credit Facility, dated December 22, 2006, by and among TransMontaigne Operating Company L.P., a Delaware limited partnership, Wachovia Capital Markets, LLC as sole lead arranger, manager and book-runner, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, BNP Paribas and Société Générale, as the documentation agents, Wachovia Bank, National Association, as administrative agent, and the other lenders a party thereto.

99.1	TransMontaigne Partners L.P. press release dated December 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSMONTAIGNE PARTNERS L.P.

	By:	TransMontaigne GP L.L.C.,
its general partner

Date: January 5, 2007	By:	/s/ Randall J. Larson
Randall J. Larson
President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

2.1	Facilities Sale Agreement, dated as of December 29, 2006, by and between TransMontaigne Product Services Inc. and TransMontaigne Partners L.P.

10.1

Third Amendment to Omnibus Agreement, dated as of December 29, 2006, by and among TransMontaigne Inc, TransMontaigne GP L.L.C., TransMontaigne Partners L.P., TransMontaigne Partners L.P., TransMontaigne Operating GP L.L.C. and TransMontaigne Operating Company L.P.

10.2

Amended and Restated Senior Secured Credit Facility, dated December 22, 2006, by and among TransMontaigne Operating Company L.P., a Delaware limited partnership, Wachovia Capital Markets, LLC as sole lead arranger, manager and book-runner, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, BNP Paribas and Société Générale, as the documentation agents, Wachovia Bank, National Association, as administrative agent, and the other lenders a party thereto.

99.1	TransMontaigne Partners L.P. press release dated December 29, 2006.